FDA Establishes Target Action Date of April 17, 2009 for Potential Approval of Discovery Labs’ Surfaxin®

Warrington, PA, November 7, 2008 — Discovery Laboratories, Inc. (Nasdaq: DSCO), today announced that the U.S. Food and Drug Administration (FDA) has accepted for review Discovery Labs’ Complete Response for Surfaxin® (lucinactant) for the prevention of Respiratory Distress Syndrome (RDS) in premature infants. The FDA has designated the Complete Response as a Class 2 resubmission and has established April 17, 2009 as its target action date under the Prescription Drug User Fee Act (PDUFA) to complete its review and potentially grant marketing approval for Surfaxin.

Discovery Labs will host a conference call on Monday, November 10th at 9:00 AM EST. The call-in number is 866-332-5218.

The Complete Response addressed all of the remaining requirements contained in the May 2008 Approvable Letter that must be satisfied to gain U.S. marketing approval for Surfaxin. Discovery Labs provided the FDA specific data, information and minor clarifying analyses and believes that its Complete Response supports the approval of Surfaxin.

The May 2008 Approvable Letter did not require any additional clinical trials. Prior to receiving the Approvable Letter, Discovery Labs made notable progress towards gaining FDA approval of Surfaxin, including agreeing with the FDA on the content of the Surfaxin package insert and successfully concluding a pre-approval inspection of Discovery Labs’ manufacturing operations.

Surfaxin represents the first peptide-containing, synthetic surfactant potentially available for addressing RDS. RDS is a condition in which premature infants are born with an insufficient amount of their own natural surfactant, a substance produced naturally in the lungs and essential for breathing. This condition often requires that infants receive surfactant replacement therapy (currently animal-derived surfactants) along with mechanical ventilation to survive. More than 500,000 infants born each year are at risk for developing RDS in the developed world. In the United States, RDS afflicts approximately 120,000 premature infants annually, of which approximately 80,000 of those infants are treated with the currently-available surfactants.

Conference Call Details
Discovery Labs will hold a conference call on Monday, November 10th at 9:00 AM EST to further discuss the foregoing. The call in number is 866-332-5218. The international call in number is 706-679-3237. This audio webcast will be available through a live broadcast on the Internet at http://investor.shareholder.com/media/eventdetail.cfm?mediaid=34116&c=DSCO&mediakey=215B789480AB160486E06F003B6A7DC5&e=0 and www.discoverylabs.com. The replay number to hear the conference call is 800-642-1687 or 706-645-9291. The passcode is 71465118.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ technology produces a peptide-containing synthetic surfactant that is structurally similar to pulmonary surfactant. Discovery Labs believes that, with its proprietary technology, SRT has the potential, for the first time, to address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

Discovery Labs’ lead product from its SRT pipeline is SURFAXIN® for the prevention of Respiratory Distress Syndrome in premature infants. The U.S. FDA has established April 17, 2009 as its target date to complete its review of this new drug application (NDA) and potentially grant marketing approval for this product. SURFAXIN is also being developed for other neonatal and pediatric indications. AEROSURF™, Discovery Labs’ aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, the risks that: Discovery Labs’ response to the recent Approvable Letter for Surfaxin may not satisfy the FDA; the FDA or other regulatory authorities may not accept, or may withhold or delay consideration of, any applications that Discovery Labs may file for its products, or may not approve any such applications or may limit marketing of such products to particular indications or impose unanticipated label limitations; changes in the national or international political and regulatory environment may make it more difficult for Discovery Labs to gain FDA or other regulatory approval of its products; Discovery Labs may be unable to raise additional capital or enter into additional collaboration agreements (including strategic alliances for development or commercialization of SRT); Discovery Labs’ lengthy and costly research and development programs, including pre-clinical studies, clinical trials and other efforts to gain regulatory approval for any of its products, including Surfaxin, may not progress or may be subject to potentially significant delays or regulatory holds, or fail; Discovery Labs or its contract manufacturers or materials suppliers may be unable to successfully manufacture adequate supplies of its drug product or drug substances when needed or in amounts sufficient to meet demand; Discovery Labs may be unable to develop, manufacture and successfully commercialize products that combine Discovery Labs’ drug products with innovative aerosolization technologies; Discovery Labs may be unable to profitably develop and market its products; Discovery Labs may be unable to maintain and protect the patents and licenses related to its SRT technology; other companies may develop competing therapies and/or technologies or health care reform may adversely affect Discovery Labs; and Discovery Labs may become involved in securities, product liability and other litigation. The foregoing risks and others are further described in Discovery Labs filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413